                                                                    EXHIBIT 12.2

                          VIACOM INC. AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                  REQUIREMENTS
                                 (IN MILLIONS)

                              PRO FORMA      PRO FORMA
                          THREE MONTHS ENDED YEAR ENDED THREE MONTHS ENDED
                              MARCH 31,       DECEMBER      MARCH 31,             YEAR ENDED DECEMBER 31,
                          ------------------ ---------- ------------------ ------------------------------------------
                                 1996           1995           1996          1995      1994     1993    1992    1991
                          ------------------ ---------- ------------------ --------  --------  ------  ------  ------
Earnings before income
taxes...................        $ 71.2        $  711.2        $ 68.0       $  689.2  $  376.7  $301.8  $155.6  $  8.2
Add:
  Share in income of
  fifty-percent-owned
  affiliates and
  distributed income of
  affiliated companies..          13.4            30.3          13.4           30.3      30.0    13.4     9.5     5.6
  Interest expense, net
  of capitalized
  interest..............         187.7           748.9         214.5          867.0     526.7   154.1   195.2   298.1
  Capitalized interest
  amortized.............           1.7            11.2           1.7           11.2       6.9     2.1     2.4     2.4
  1/3 of rental expense.          36.4           171.1          36.4          171.1      83.9    24.8    22.6    21.5
  Preferred stock
  dividends--majority-
  owned subsidiaries....           0.0             0.3           0.0            0.3       0.0     0.0     0.0     0.0
                                ------        --------        ------       --------  --------  ------  ------  ------
Earnings................        $310.4        $1,673.0        $334.0       $1,769.1  $1,024.2  $496.2  $385.3  $335.8
                                ======        ========        ======       ========  ========  ======  ======  ======
Fixed charges:
  Interest costs on all
  indebtedness..........        $189.9        $  771.2        $216.7       $  889.3  $  536.3  $154.5  $195.7  $298.6
  1/3 of rental expense.          36.4           171.1          36.4          171.1      83.9    24.8    22.6    21.5
  Preferred stock
  dividends--majority-
  owned subsidiaries....           0.0             0.3           0.0            0.3       0.0     0.0     0.0     0.0
                                ------        --------        ------       --------  --------  ------  ------  ------
Total fixed charges.....        $226.3        $  942.6        $253.1       $1,060.7  $  620.2  $179.3  $218.3  $320.1
Preferred Stock dividend
requirements............          40.2           151.9          40.2          151.9     288.5    22.4     --      --
                                ------        --------        ------       --------  --------  ------  ------  ------
Total fixed charges and
Preferred Stock dividend
requirements............        $266.5        $1,094.5        $293.3       $1,212.6  $  908.7  $201.7  $218.3  $320.1
                                ======        ========        ======       ========  ========  ======  ======  ======
Ratio of earnings to
fixed charges...........           1.4x            1.8x          1.3x           1.7x      1.7x    2.8x    1.8x    1.0x
                                ======        ========        ======       ========  ========  ======  ======  ======
Ratio of earnings to
combined fixed charges
and Preferred Stock
dividend requirements...           1.2x            1.5x          1.1x           1.5x      1.1x    2.5x     (a)     (a)
                                ======        ========        ======       ========  ========  ======  ======  ======
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(a) The Company did not have any Preferred stock outstanding from 1991 to
    October 1993.